Exhibit 8.1

January 30, 2023

Ladies and Gentlemen:

We have acted as tax counsel to ISOPLEXIS CORPORATION, a Delaware corporation (“Company”), in connection with the proposed merger (“Merger”) of ICELAND MERGER SUB INC., a Delaware  corporation (“Merger Sub”) and wholly owned subsidiary of BERKELEY LIGHTS, INC., a Delaware corporation (“Parent”) with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of December 21, 2022 (together with all exhibits, schedules, appendices or similar attachments thereto, and as amended, modified or supplemented from time to time through the date hereof, the “Agreement”), by and between Parent, Merger Sub and the Company.  The Merger is described in the joint proxy statement/prospectus and other proxy solicitation materials of Parent and the Company constituting a part thereof (the “Joint Proxy Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by Parent (as amended or supplemented through the date hereof, the “Registration Statement”) in connection with the Merger.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.  At your request, in connection with the Closing and in satisfaction of Section 8.03(c) of the Agreement, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements and representations concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, (iii) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “ Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Merger will qualify as a statutory merger under the DGCL, and (vi) Parent, Merger Sub, the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we hereby confirm to you that, insofar as they relate to matters of United States federal income tax law, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Joint Proxy Statement/Prospectus included in the Registration Statement, and therein, represent our opinion as to the material United States federal income tax consequences of the Merger.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement other than the opinion set forth above.  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in satisfaction of Section 8.03(c) of the Agreement, and this opinion is not to be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP